As filed with the Securities and Exchange Commission on May 11, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
LESCO, Inc.
(Exact name of registrant as specified in its charter)

Ohio	34-0904517
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1301 E.9th Street
Suite 1300
Cleveland, Ohio	44114-1849
(Address of Principal Executive Offices)	(Zip Code)
Stock Option Agreement between LESCO, Inc. and Michael L. Poole
Stock Option Agreement between LESCO, Inc. and David A. Ratajczak
(Full title of plans)
Michael A. Weisbarth,
Vice President, Chief Financial Officer and Treasurer
1301 E. 9th Street, Suite 1300, Cleveland, Ohio 44114-1849
(Name and address of agent for service)
(216) 706-9250
(Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

Title Of Each Class	Amount		Proposed	Proposed
of Securities To	To Be		Maximum Offering	Maximum Aggregate	Amount Of
Be Registered	Registered		Price Per Share	Offering Price	Registration Fee
Common Shares, without par value	36,500	(1)(2)	$16.245 (3)	$592,943 (3)	$64

(1)	Aggregate number of common shares, without par value (the “Common Shares”), for which options may be issued pursuant to the aforementioned Option Agreements.

(2)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional Common Shares which may be offered or sold pursuant to the aforementioned Option Agreements as a result of adjustment under the terms thereof for certain potentially dilutive transactions.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) based on the highest exercise price under the Option Agreements.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents of LESCO, Inc. (the “Registrant”), previously filed with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made a part hereof:
1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended by the Registrant’s Form 10-K/A for the fiscal year ended December 31, 2005 .

2.	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006.

3.	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 10, 2006, February 16, 2006 and February 21, 2006.

4.	Description of the Common Shares contained in Item 1 of Registrant’s Post-Effective Amendment No. 1 to its Registration Statement on Form 8-A (Registration No. 0-13147) for the Common Shares filed under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.
Item 4. Description of Securities
     Not Applicable.
Item 5. Interests of Named Experts and Counsel
     Not Applicable.
Item 6. Indemnification of Directors and Officers
     The Ohio Revised Code (the “Ohio Code”) authorizes Ohio corporations to indemnify officers and directors from liability if the officer or director acted in good faith and in a manner reasonably believed by the officer or director to be in or not opposed to the best interests of the corporation, and, with respect to any criminal actions, if the officer or director had no reason to believe his action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made (i) if the person seeking indemnification is adjudged liable for negligence or misconduct, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification, or (ii) if liability asserted against such person concerns certain unlawful distributions. The indemnification provisions of the Ohio Code require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the corporation. The indemnification authorized under the Ohio Code is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or code of regulations of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against him and incurred by him in his capacity, or arising out of his status, as an officer or director, whether or not the corporation would have the power to indemnify him against such liability under the Ohio Code.
     The Registrant’s Code of Regulations provides for the indemnification of directors and officers of the Registrant to the maximum extent permitted by Ohio law as authorized by the Board of Directors of the Registrant and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the Registrant upon the receipt of an undertaking to repay such amount unless it is ultimately determined that the director or officer is entitled to indemnification. The Registrant maintains a directors’ and officers’ insurance policy which insures the directors and officers of the Registrant from claims arising out of an alleged wrongful act by such persons in their respective capacities as directors and officers of the Registrant, subject to certain exceptions.
Item 7. Exemption From Registration Claimed
     Not Applicable.
Item 8. Exhibits

Exhibit 5	Legal opinion of Baker & Hostetler LLP as to the legality of the Common Shares being registered

Exhibit 23.1	Consent of KPMG LLP

Exhibit 23.2	Consent of Baker & Hostetler LLP (included in legal opinion filed as Exhibit 5 hereto)

Exhibit 24	Power of Attorney (included at page II-4 of this Registration Statement)

Item 9. Undertakings
     The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, as of May 10, 2006.

LESCO,	Inc.

By:	/s/ Jeffrey L. Rutherford

Jeffrey L. Rutherford, President and
Chief Executive Officer
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey L. Rutherford and Michael A. Weisbarth, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all post-effective amendments to this Registration Statement, and to file the same with all exhibits hereto, and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ J. Martin Erbaugh	May 10, 2006

J. Martin Erbaugh
Director and Chairman of the Board

/s/ Jeffrey L. Rutherford	May 10, 2006

Jeffrey L. Rutherford
President and Chief Executive Officer
(Principal Executive Officer)

/s/ Michael A. Weisbarth	May 10, 2006

Michael A. Weisbarth
Vice President, Chief Financial Officer and Treasurer
(Principal Financial and Accounting Officer)

/s/ Michael E. Gibbons	May 10, 2006

Michael E. Gibbons, Director

/s/ Enrique Foster Gittes	May 10, 2006

Enrique Foster Gittes, Director

/s/ Lee C. Howley	May 10, 2006

Lee C. Howley, Director

/s/ Christopher H. B. Mills	May 10, 2006

Christopher H. B. Mills, Director

/s/ R. Lawrence Roth	May 10, 2006

R. Lawrence Roth, Director